Offer Letter to Exercise at the Existing Exercise Price or to Exchange for Common Stock
by
INDIA GLOBALIZATION CAPITAL, INC.
of
up to 23,799,000 of its Outstanding Warrants
at:

(i) an Exercise Price of $0.55 Per Warrant accompanied by an Exchange of 5 Warrants for One Share of
Common Stock, and
(ii) an Exchange of 12 Warrants for One Share of Common Stock
THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5 P.M., NEW YORK CITY
TIME, ON DECEMBER 23, 2008, UNLESS THE TENDER OFFER IS EXTENDED.

November 24, 2008

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Enclosed for your consideration are the Offer Letter, dated November 24, 2008 (the ‘‘Offer Letter’’), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the ‘‘Offer’’), in connection with the offer by India Globalization Capital, Inc., a Maryland corporation (the ‘‘Company’’), for a period of twenty (20) business days, to the holders of the Company’s publicly traded warrants (the ‘‘Public Warrants’’) that are outstanding to purchase an aggregate of 22,609,000 shares of common stock par value $.0001 per share, (the ‘‘Common Stock’’), which were issued by the Company in its initial public offering and warrants (the ‘‘Private Warrants’’ and collectively with the Public Warrants, the “Warrants”) to purchase an aggregate of 1,190,000 shares of Common Stock, which were issued by the Company in private placements, as follows, as follows:

  To modify terms on which the Warrants can be exercised to permit temporarily, instead of paying the purchase price of $5.00 in cash, the exchange of 5 Warrants and $0.55 in cash for one share of Common Stock; and

  To modify terms on which the Warrants can be exercised to permit temporarily the exchange of 12 Warrants for one share of Common Stock.

     NO FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXERCISED FOR WHOLE SHARES. WARRANTS MAY ON LY BE TENDERED FOR EXCHANGE IN LOTS OF 5 (WHEN ACCOMPANIED BY A CASH PAYMENT) OR 12.

     UNEXERCISED PUBLIC WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON MARCH 3, 2011. UNEXERCISED PRIVATE WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR RESPECTIVE TERMS.

     IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE WARRANTS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

     Enclosed with this letter are copies of the following documents:

1.	Offer Letter, dated November 24, 2008;

2.	Letter of Transmittal, for your use in accepting the Offer and exercising Warrants of and for the information of your clients;

3.	Notice of Guaranteed Delivery with respect to Warrants, to be used to accept the Offer in the event you are unable to deliver the Warrant certificates, together with all other required documents, to the Depositary before the Expiration Date (as defined in the Offer Letter), or if the procedure for book-entry transfer cannot be completed before the Expiration Date;

4.	Form of letter that may be sent to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer; and

     Certain conditions to the Offer are described in Sections 1 through 4 of the Offer Letter.

     We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5 p.m., New York City Time, on December 23, 2008, unless the Offer is extended.

     Under no circumstances will interest be paid on the exercise price of the Warrants regardless of any extension of, or amendment to, the Offer or any delay in exercising such Warrants after the expiration date.

     Other than described herein, the Company will not pay any fees or commissions to any broker or dealer (except that the Company may engage a warrant solicitation agent, as described in the Offer Letter) or other person (other than the Depositary, as described in the Offer Letter) in connection with the solicitation of tenders of Warrants pursuant to the tender offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.

     Questions regarding the Offer may be directed to Morrow and Co., LLC, as Information Agent, at 470 West Avenue, Stamford, CT 06902 (telephone number: (203) 658-9400; Banks and Brokerage Firms, Please Call: (800) 662-5200, Holders Call Toll Free: (800) 607-0088) or to Continental Stock Transfer & Trust Company, as Depositary, at 17 Battery Place, 8th Floor, New York, New York 10004 (telephone number: 212-509-4000, Ext. 536).

Very truly yours,

India Globalization Capital, Inc.

     Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.